KANSAS CITY SOUTHERN INDUSTRIES, INC.
                                 Exhibit 10.1   File No. 1-4717
                                 Form 10-K    December 31, 1993




                               July 15, 1993


Mr. Mark M. Levin
4700 Linnean Avenue, NW
Washington, D. C.  20008

Dear Mark:

     This is intended to reflect agreements reached between you and Kansas City Southern Industries ("KCSI") in connection with your employment by KCSI in its Transportation Division.

     1. KCSI has agreed to employ you (and you have agreed to accept such employment) as Advisor to the Office of the Chief Executive of the Transporta-tion Division for a period of three (3) years, commencing on July 15, 1993.

     2. It is understood and agreed that your duties as an employee of KCSI will consist of advising KCSI Transportation Division's management in the areas of strategic planning, merger and acquisition opportunities, potential business ventures in Mexico and Latin America and such other duties as may be determined by George W. Edwards, Chief Executive Officer of KCSI's Transporta-tion Division, or his duly appointed successor (the "CEO"). You agree to devote a minimum of 25 hours per week for a total of six months during each calendar year to such duties.

     3. Your base compensation for services rendered shall be $100,000 per annum, paid in arrears in equal monthly installments.

     4. In addition to the base compensation described in paragraph 3, KCSI agrees to issue to you 50,000 options to purchase shares of KCSI common stock, to become exercisable as follows:

          20,000 upon the first anniversary of the date of grant.
          15,000 upon the second anniversary of the date of grant. 15,000 upon the third anniversary of the date of grant.

     5. KCSI will pay all reasonable expenses incurred in connection with your maintenance of an office in Washington, D.C., including costs of secre-tarial and other appropriate and necessary support functions.

     6. It is further understood and agreed that your employment is at-will, and subject at all times to termination by the CEO, if the CEO shall determine, in his sole discretion and for any reason, that your services are no longer desired. You may also terminate your employment under this agree-ment at any time, upon written notice thereof, to the CEO.

     7. During the term of your employment and during the period of two years immediately after termination of your employment, you will not, directly or indirectly, own any interest in, manage, be employed by, engage in or be connected with any transportation related business similar to or in competi-tion with the business conducted by KCSI or its affiliates without the approval of KCSI. It is understood that this covenant is limited to the territory and customers served by KCSI. Further, during the term of your employment and thereafter, you will not directly or indirectly, use or disclose any proprietary or confidential information of KCSI, except to the extent necessary to perform your duties as an employee of KCSI.

     8. Upon termination of your employment, you will be entitled to receive salary accrued to your termination date. You will be permitted to exercise all options that have become exercisable on or before your termina-tion date for a period of 90 days after such date. It is understood and agreed between you and KCSI that no other severance or compensation payment shall be due upon termination.

     If the above correctly reflects your understanding of the agreements between you and KCSI, please execute this letter in the appropriate place below and return an executed copy to us for our files.

                              KANSAS CITY SOUTHERN INDUSTRIES, INC.



                              By /s/ George W. Edwards, Jr.
                                   George W. Edwards, Jr.
                                 Executive Vice President &
                                   Chief Executive Officer
                                   Transportation Division

Accepted and agreed to this
15th day of July, 1993.

                                      /s/ Mark M. Levin
                                        Mark M. Levin